UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 30, 2007

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Norcross Parkway, Norcross, Georgia		30071
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2007, Simtrol, Inc., a Delaware corporation (the "Company"), signed an advisory services agreement (the "Agreement") with Triton Business Development Services, an Atlanta-based provider of critical business planning, resource and development services.

As a part of the Agreement, Triton will provide the Company with financial and strategic planning services that include capital formation, structure and funding strategies, investor relations consultation, human resources assessment and development, and an organizational review of the Company’s processes, practices, and procedures. The term of the Agreement is 24 months.

Triton’s compensation will consist of cash and restricted shares of the Company's common stock over the term of the Agreement. A monthly cash retainer of $10,000 will be paid by the Company. Additionally, 640,000 restricted shares of the Company's common stock will be deposited to a restricted account. The 640,000 restricted shares of the Company's common stock will earned ratably over the 24-month term of the Agreement by Triton.

The information set forth under Items 2.03 and 3.03 is incorporated herein by reference in its entirety.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 1 and 2, 2007, two individuals, including one member of the Board of Directors of the Company, loaned the Company a total of $62,500. The funds were utilized for working capital purposes of the Company. The loans are due on demand and have due dates of March 3 and March 4, 2007, respectively. Interest is payable at a rate of 12 percent per annum on the date of repayment. The loans are uncollateralized.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference in its entirety.

The offer and sale of the shares issued in connection with the Agreement were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 506 and Section 4(2) of the Act. In connection with the sales, the Company did not conduct any general solicitation or advertising, and the Company complied with the requirements of Regulation D relating to the restrictions on the transferability of the shares issued.

Item 3.03 Material Modification to Rights of Security Holders.

On January 30, 2007, the Company received a notice of effectiveness from the State of Delaware regarding the attached Certificate of Amendment of Certificate of Incorporation of the Company (the "Amendment"), which modified the rights of the holders of the Company's Series A Convertible Preferred Stock. The Amendment provides for, among other things: (i) each holder of the Company's Series A Convertible Preferred Stock to receive one additional share of Series A Convertible Preferred Stock for each share owned; (ii) the addition of an 8% face value noncumulative coupon, payable semi-annually in cash or common stock of the Company; (iii) pre-emptive rights for holders of the Company's Series A Convertible Preferred Stock; (iv) the addition of a redemption feature whereby the Series A Convertible Preferred Stock is callable at $3.75 per share at the option of the Company; (v) the addition of a mandatory conversion feature whereby the Series A Convertible Preferred Stock is automatically converted to common stock of the Company in the event that the bid price of the Company's common stock closes at or above $1.00 for 20 consecutive trading days and the average daily trading volume of the Company's common stock is equal to or greater than $150,000; and (vi) the amendment of the provision requiring unanimous approval for an increase in the number of shares designated as Series A Convertible Preferred Stock to require a majority approval for an increase in the number of shares designated as Series A Convertible Preferred Stock.

The above description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, attached as Exhibit 3.1 hereto.

Item 9.01 Financial Statements and Exhibits.

           (d)  Exhibits.

                  3.1         Certificate of Amendment to Certificate of Incorporation of Simtrol, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

    By: /s/ Stephen N. Samp
           Stephen N. Samp
           Chief Financial Officer

Dated: February 5, 2007